EXHIBIT 10.1

AGREEMENT BY AND BETWEEN
Britton & Koontz Bank, N.A.
Natchez, Mississippi
and
The Comptroller of the Currency

Britton & Koontz Bank, NA, Natchez, Mississippi (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe and unsound banking practices relating to credit risk management practices at the Bank.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

                   ARTICLE I
JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.
(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller
New Orleans Field Office
3838 North Causeway Boulevard, Suite 2890
Metairie, LA  70002

ARTICLE II
COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2) The Compliance Committee shall meet at least monthly.
(3) Within sixty (60) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.
(4) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
CREDIT RISK

(1)       Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank.  The program shall include, but not be limited to:
(a)	procedures to strengthen credit underwriting, particularly in the commercial real estate portfolio;
(b)	procedures to strengthen management of loan operations;
(c)	maintaining an adequate, qualified staff in all lending functional areas; and
(d)	procedures to ensure complete and timely financial information is obtained on all borrowers and guarantors.
(2) At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program.
(3) The Board shall submit a copy of the program developed pursuant to paragraph (1) of this Article, and a copy of each quarterly assessment prepared pursuant to paragraph (2), to the Assistant Deputy Comptroller.
(4) Within sixty (60) days, the Board shall ensure comprehensive Criticized Asset Reports (CARs) are maintained on all classified assets over five hundred thousand dollars ($500,000).  These reports shall be updated and reviewed by the Board or a committee thereof at least quarterly.

ARTICLE IV
PROBLEM LOAN IDENTIFICATION AND LOAN REVIEW

(1)           Within sixty (60) days, the Board shall develop and implement a written program to ensure that the Bank’s officers and employees are timely identifying and accurately risk rating assets.  At a minimum, the program implemented pursuant to this Article shall require the following:
(a)
accurate and timely risk rating of loans and other assets by bank officers and employees using a loan grading system that is based upon current facts and existing repayment terms, and that is consistent with the guidelines set forth in the Comptroller’s Handbook - Rating Credit Risk and OCC Bulletin 2009-32 (Policy Statement on Prudent Commercial Real Estate Loan Workouts, October 30, 2009);

(b)	the primary consideration is the strength of the borrower’s primary source of repayment (i.e., the probability of default rather than the risk of loss);
(c)
if the primary source of repayment is cash flow from the borrower’s operations, the strength of the borrower’s cash flow is determined through analysis of the borrower’s historical and projected financial statements, past performance, and future prospects in light of conditions that have occurred;

(d)
collateral, non-government guarantees, and other similar credit risk mitigants that affect potential loss in the event of default (rather than the probability of default) are taken into consideration only if the primary source of repayment has weakened and the probability of default has increased;

(e)	collateral values reflect a current assessment of value based on actual market conditions and project status;
(f)	credit risk ratings are reviewed and updated whenever relevant new information is received, but no less frequently than annually;
(g)	the credit risk rating analysis is documented and available for review by the Board and the OCC upon request;
(h)
timely placement of loans and other assets on a nonaccrual status by the lending officers in accordance with the guidelines set forth in the Reports of Condition and Income (“Call Report”) Instructions; and,

(i)	establishment of training programs for relevant personnel to ensure the accurate and timely identification of criticized loans.
(2)           The Board shall within ninety (90) days employ or designate a sufficiently experienced and qualified person(s) or firm to ensure the timely and independent identification of problem loans and leases by review of an appropriate percentage of the loan portfolio.
(3)           A written description of the program called for in this article shall be forwarded to the Assistant Deputy Comptroller upon completion.

ARTICLE V
POST-FUNDING ANALYSIS

(1)    The Board shall, within sixty (60) days, develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's on-going loan portfolio management.  The program shall include, but not be limited to:
(a)	procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;
(b)	procedures to ensure conformance with loan approval requirements;
(c)
policies and procedures that ensure on-going and periodic financial and collateral monitoring of large or complex loans and credit relationships, including commercial credits over five hundred thousand dollars ($500,000) that require either (i) repayment from cash flows or (ii) guarantor support.

(2) Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.
(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE VI
APPRAISALS OF REAL PROPERTY

(1)           The Board shall require and the Bank shall obtain a current independent appraisal or updated appraisal or evaluation, in accordance with 12 C.F.R. Part 34, on any loan that is secured by real property:
(a)	where the loan’s appraisal or evaluation was found to violate 12 C.F.R. Part 34; or
(b)	where the loan was criticized in the most recent ROE or by the Bank's internal or external loan review and the most recent independent appraisal is more than twelve (12) months old; or
(c)
where the borrower has failed to comply with the contractual terms of the loan agreement and the loan officer’s analysis of current financial information does not support the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement and the most recent independent appraisal is more than twelve (12) months old.

(2)           Appraisals required by this Article shall be ordered within thirty (30) days following the event triggering the appraisal requirement, for delivery to the Bank within sixty (60) days of ordering.

ARTICLE VII
CREDIT AND COLLATERAL EXCEPTIONS

(1)    Within one hundred twenty (120) days the Board shall obtain current and satisfactory credit information on all loans lacking such information, including those listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners.  To the extent the borrowers refuse to provide the requested information, the bank shall document in writing its efforts to obtain the information and shall continue to attempt to obtain the information.
(2) Within one hundred twenty (120) days the Board shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the National Bank Examiners.
(3) Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan or other extension of credit only after:
(a)	documenting the specific reason or purpose for the extension of credit;
(b)	identifying the expected source of repayment in writing;
(c)	structuring the repayment terms to coincide with the expected source of repayment;
(d)	obtaining and analyzing current and satisfactory credit information, including cash flow analysis, where loans are to be repaid from operations;
(i)
Failure to obtain the information in (3)(d) shall require a majority of the full Board (or a delegated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the information in (3)(d) would be detrimental to the best interests of the Bank.

(ii)	A copy of the Board certification shall be maintained in the credit file of the affected borrower(s) ; and
(e)	documenting, with adequate supporting material, the value of collateral and properly perfecting the Bank's lien on it where applicable.

ARTICLE VIII
ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           The Board shall review the adequacy of the Bank's Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in the Interagency Policy Statement contained in OCC Bulletin 2006-47 (December 13, 2006) and the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall incorporate the following:
      (a)     internal risk ratings of loans;
      (b)     results of the Bank's internal loan review;
      (c)     results of the Bank's independent loan review;
(d)
criteria for determining which loans will be reviewed under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 310 Receivables (Pre-codification reference: Statement of Financial Accounting Standards ("FAS") Statement No. 114), how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310 requirements; and

(e)	criteria for determining loan pools under ASC 310 (Pre-codification reference: FAS Statement No. 5) and an analysis of those loan pools.
 (2)           The program shall provide for an independent review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
(3)           A copy of the Board's review of the adequacy of the Allowance shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.
(4)           A copy of the Board's program developed pursuant to this Article shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

ARTICLE IX
OTHER REAL ESTATE OWNED

(1)  Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a policy to ensure that Other Real Estate Owned (“OREO”) is managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34 Subpart E.  The policy shall address:
(a)	responsibility and authority for OREO properties;
(b)	proper accounting procedures for OREO properties from transfer to the Bank and until and upon sale to a third party;
(c)	procedures to require timely appraisals pursuant to 12 C.F.R. § 34.85 and 12 C.F.R. Part 34, Subpart C;
(d)	diligent sales efforts; and
(e)	reporting systems.
(2) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to action plans for each parcel of Other Real Estate Owned (“OREO”) in excess of five hundred thousand dollars ($500,000).  At a minimum, the plans shall:
(a)	identify the Bank officer(s) responsible for managing and authorizing transactions relating to the OREO properties;
(b)	ensure documentations of adequate accounting of OREO, including accounting for initial transfers of a parcel to OREO;
(c)	contain an analysis of each OREO property which compares the cost to carry against the financial benefits of near term sale;
(d)	detail the marketing strategies for each parcel;
(e)	identify targeted time frames for disposing of each parcel of OREO; and
(f)	provide for reports to the Board on the status of OREO properties on at least a quarterly basis.
(3) Upon adoption, the Board shall submit a copy of the policy and plans to the Assistant Deputy Comptroller.

ARTICLE X
CAPITAL PLAN AND DIVIDENDS

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program (“Capital Plan”).  The Capital Plan shall include:
(a)	specific plans for the maintenance of adequate capital;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs; and
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
   (2)              Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  The Board shall review and update the Bank's Capital Plan at least annually and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing.  Revisions to the Bank’s Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection.  At the next Board meeting following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan and any amendments or revisions thereto.
   (3)              Effective immediately, the Bank may pay a dividend or make a capital distribution only:
(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;
(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(c)	following the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.

ARTICLE XI
STRATEGIC PLAN

(1)           Within one hundred and twenty (120) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period.  The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:
      (a)    a mission statement that forms the framework for the establishment of strategic goals and objectives;
                                 (b)        an assessment of the Bank's present and future operating environment;
                         (c)        the development of strategic goals and objectives to be accomplished over the short and long term;
                         (d)        an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;
                                 (e)        an evaluation of the Bank's internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;
                                 (f)         a management employment succession program to promote the retention and continuity of capable management;
                                 (g)        product line development and market segments that the Bank intends to promote or develop;
                                 (h)        an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;
                                 (i)         a financial forecast to include projections for major balance sheet and  income statement accounts and desired financial ratios over the period covered by the strategic plan;
                                 (j)         control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment; specific plans to establish responsibilities and accountability for the strategic  planning process, new products, growth goals, or proposed changes in the Bank’s operating                  environment; and
                                 (k)        systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.
(2)           Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the strategic plan.
(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

ARTICLE XII
CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)   The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
(5)   In each instance in this Agreement in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies, or other actions, it is intended to mean that the Board shall:
                 (a)         ensure that the Bank has sufficient processes, management, personnel, and control systems to effectively implement and adhere to all provisions of this Agreement and that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities under this Agreement;
     (b)         authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;
                 (c)         require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;
                 (d)         follow-up on any non-compliance with such actions in a timely and appropriate manner; and
                 (e)         require corrective action be taken in a timely manner of any non-compliance with such actions.
(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ David Clay David Clay Assistant Deputy Comptroller New Orleans, LA Field Office	Date February 21, 2012

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ W. Page Ogden
W. Page Ogden                      February 21, 2012

/s/ W.W. Allen, Jr.
W.W. Allen, Jr.                       February 21, 2012

/s/ Craig A. Bradford
Craig A. Bradford                   February 21, 2012

/s/ George R. Kurz
George R. Kurz                       February 21, 2012

/s/ Gordon S. LeBlanc, Jr.
Gordon S. LeBlanc, Jr.           February 21, 2012

/s/ Robert R. Punches
Robert R. Punches                 February 21, 2012

/s/ Vinod K. Thukral
Vinod K. Thukral                   February 21, 2012